SCHEDULE 14A

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SCHEDULE 14A INFORMATION

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September 19, 2006

Dear Stockholders:

You are invited to attend a Special Meeting of our stockholders to be held on Tuesday, October 24, 2006, at 10:00 A.M., local time, at the offices of Snell & Wilmer, One Arizona Center, 400 E. Van Buren Street, 19th Floor Conference Room, Phoenix, Arizona 85004. This Special Meeting has been demanded by Steven G. Mihaylo for the sole purpose of voting on a resolution proposed by Mr. Mihaylo, the former Chief Executive Officer of the Company, a member of the Board of Directors, and a stockholder, that would “urge the Board to arrange for the prompt sale of the Company” (the “Mihaylo Resolution”). The Mihaylo Resolution is a non-binding stockholder proposal and will serve solely as a means for stockholders to express their sentiments regarding whether this is an appropriate time for the sale of the Company.

You are likely aware that on July 28, 2006, Mr. Mihaylo and certain other parties (the “Mihaylo Group”) submitted an unsolicited offer to acquire all of the outstanding shares of the Company for $22.50 per share (the “July 28 Offer”). The July 28 Offer was unanimously rejected as inadequate by the Special Committee of the Company’s Board of Directors (the “Special Committee”). Prior to the July 28 Offer, pursuant to a Settlement Agreement between the Company and Mr. Mihaylo dated May 5, 2006, Mr. Mihaylo and two of his designees were appointed to the Company’s Board of Directors. Concurrently therewith, the Special Committee was formed in order to avoid any conflicts of interest in connection with Mr. Mihaylo’s expressed interest in acquiring the Company. All of the members of the Special Committee are independent directors, except that Norman Stout is the Company’s Chief Executive Officer. On August 21, 2006, the Mihaylo Group submitted a revised offer to acquire all of the outstanding shares of the Company for $23.25 per share (the “August 21 Offer”). Although the August 21 Offer increased the offer price by approximately 3%, it was conditioned on a commitment by the Special Committee to implement and conclude a sale process with respect to the Company within 30 days. The August 21 Offer was also rejected by the Special Committee.

The Special Committee unanimously rejected both proposals because we determined that such proposals did not reflect the intrinsic value of the Company and were not in the best interests of the Company’s stockholders. The Board of Directors has recently approved a new strategic plan for the Company, and the Special Committee has complete confidence in management and management’s ability to create greater stockholder value by continuing to execute the Company’s long term strategic plan. The Special Committee believes that Mr. Mihaylo’s decision to force the Company to call this Special Meeting and submit the Mihaylo Resolution for stockholder approval is intended to short circuit the Special Committee’s recently announced strategic review of the Company and to facilitate the Mihaylo Group’s acquisition of the Company on terms that the Special Committee has now twice rejected.

The Special Committee has unanimously recommended that our stockholders vote “AGAINST” the Mihaylo Resolution. We urge you to read carefully the information in the attached proxy statement before deciding how to vote with respect to the Mihaylo Resolution.

We thank all of you for your continued support and invite you to attend the Special Meeting. However, whether or not you plan to attend, please vote “AGAINST” the Mihaylo Resolution as soon as possible by telephone, by Internet, or by signing, dating and returning the enclosed WHITE Proxy Card.

Sincerely,

ALEXANDER L. CAPPELLO
Chairman

INTER-TEL (DELAWARE), INCORPORATED

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on October 24, 2006

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Inter-Tel (Delaware), Incorporated, a Delaware corporation, will be held on October 24, 2006, at 10:00 A.M., local time, at the offices of Snell & Wilmer, One Arizona Center, 400 E. Van Buren Street, 19th Floor Conference Room, Phoenix, Arizona 85004, for the following purpose:

To vote upon a resolution put forward by Mr. Steven G. Mihaylo that states as follows (the “Mihaylo Resolution”): “RESOLVED, that the stockholders of Inter-Tel (Delaware), Incorporated (“Inter-Tel”) urge the Inter-Tel Board of Directors to arrange for the prompt sale of Inter-Tel to the highest bidder.”

The Mihaylo Resolution is a precatory resolution and is non-binding on the Board of Directors. The Mihaylo Resolution is more fully described in the Proxy Statement accompanying this Notice and will be discussed at the Special Meeting with adequate time allotted for stockholder questions.

Only stockholders of record at the close of business on August 28, 2006 are entitled to notice of and to vote at the Special Meeting.

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. PLEASE SIGN AND DATE THE ENCLOSED WHITE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE PROMPTLY. PROPERLY VOTING AND RETURNING THE ENCLOSED WHITE PROXY CARD AUTOMATICALLY REVOKES ANY PROXY PREVIOUSLY SIGNED OR RETURNED BY YOU.

DO NOT RETURN ANY BLUE PROXY CARD SENT TO YOU BY MR. MIHAYLO AND VECTOR CAPITAL CORPORATION. Even if you have previously voted on Mr. Mihaylo’s and Vector Capital Corporation’s blue proxy card, you have every legal right to change your vote by executing the WHITE Proxy Card by telephone, by Internet or by signing, dating and returning the enclosed WHITE Proxy Card. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE MEETING.

All stockholders are invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to vote the WHITE Proxy Card as promptly as possible by telephone, by Internet, or by signing, dating and returning the enclosed WHITE Proxy Card in the enclosed postage-prepaid envelope. Any stockholder attending the Special Meeting may vote in person even if he or she has previously returned a proxy. If you hold your shares through a bank, broker or other custodian, they can only vote your shares upon your instruction. If you wish to vote at the Special Meeting, you must obtain and present a legal proxy from the record holder of your shares.

Sincerely,

KURT R. KNEIP
Secretary

Tempe, Arizona
September 19, 2006

If you have questions or need assistance voting your shares, please call our proxy solicitor:

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PROXY STATEMENT OF
INTER-TEL (DELAWARE), INCORPORATED
1615 S. 52nd Street, Tempe, Arizona 85281
(480) 449-8900

Special Meeting of Stockholders to be Held on October 24, 2006.

General

This Proxy Statement and the enclosed WHITE Proxy Card are being furnished by Inter-Tel (Delaware), Incorporated, a Delaware corporation (the “Company”), at the direction of the Special Committee of our Board of Directors (the “Special Committee”), to holders of the Company’s common stock in connection with its solicitation of proxies for use at the special meeting of stockholders of the Company to be held on October 24, 2006 at 10:00 A.M., local time, at the offices of Snell & Wilmer, One Arizona Center, 400 E. Van Buren Street, 19th Floor Conference Room, Phoenix, Arizona 85004, and at any adjournment or postponement thereof (the “Special Meeting”). The record date for determining stockholders entitled to notice of and to vote at the Special Meeting is the close of business on August 28, 2006 (the “Record Date”). The Special Meeting is called by the Company solely to comply with its contractual obligation to do so upon the demand of Mr. Mihaylo pursuant to a Settlement Agreement with Mr. Mihaylo, described in more detail below.

Pursuant to a Settlement Agreement with Mr. Mihaylo, dated May 5, 2006, Mr. Mihaylo and Dr. Anil K. Puri and Kenneth L. Urish, Mr. Mihaylo’s two designees to the Board (such three directors, collectively, the “Mihaylo Directors”), were appointed to the Company’s Board of Directors. Concurrently therewith, the Special Committee was formed in order to avoid any conflicts of interest in connection with Mr. Mihaylo’s expressed interest in acquiring the Company. All of the members of the Special Committee are independent directors, except that Norman Stout is the Company’s Chief Executive Officer. (See “Background — D. The Special Committee” on page 9 below.)

This Proxy Statement and the WHITE Proxy Card are first being mailed or furnished to the stockholders of the Company on or about September 21, 2006.

The Mihaylo Resolution

The meeting will be held for the sole purpose of voting on the resolution (the “Mihaylo Resolution”) put forward by Steven G. Mihaylo, to wit:

“RESOLVED, that the stockholders of Inter-Tel (Delaware), Incorporated (“Inter-Tel”) urge the Inter-Tel Board of Directors to arrange for the prompt sale of Inter-Tel to the highest bidder.”

The Mihaylo Resolution is a precatory resolution and is non-binding on the Board.

Mr. Mihaylo is joined in supporting the Mihaylo Resolution by Summit Capital Management LLC (“Summit”), an entity of which Mr. Mihaylo is the sole member and managing member, The Steven G. Mihaylo Trust, Vector Capital Corporation (“Vector”), Christopher G. Nicholson (who is affiliated with Vector), and INTL Acquisition Corp. (an entity controlled by Mr. Mihaylo and Vector) (collectively, the “Mihaylo Group”).

The Special Committee Unanimously Recommends That You Vote AGAINST the Mihaylo Resolution

The Special Committee is committed to maximizing value for ALL of the Company’s stockholders. The Board appointed Mr. Stout as the Company’s Chief Executive Officer on February 22, 2006, and, under Mr. Stout’s leadership, the Company’s management has presented to the Board of Directors a long term strategic plan that was approved by the Board in June 2006. The Special Committee has complete confidence in management’s ability to execute the strategic plan, which is in its early stages of implementation.

The Special Committee does not believe this is the appropriate time to sell the Company. The Special Committee believes that through the Mihaylo Resolution and the Mihaylo Group’s offers to acquire the

Company, the Mihaylo Group intends to reap for themselves the benefits resulting from the more than $50 million the Company has spent on research and development since 2003 attributable to the Inter-Tel 5000 and 7000 series communications systems and applications, to the detriment of the Company’s other stockholders.

In addition, the Special Committee announced on August 11, 2006 that it has committed to conduct a serious and thorough review of the Company’s strategic options. The Special Committee recognizes that a possible sale of the Company is one of the potential outcomes of its strategic review, and would, in accordance with its fiduciary duties, consider such a sale if the Special Committee were to determine that such a sale would result in greater value creation for stockholders than continuing to pursue the Company’s strategic business plan or pursuing another alternative. However, the Special Committee does not believe that the best interests of the Company’s stockholders would be served by the adoption of the Mihaylo Resolution, for the reasons stated above and the following reasons, among others:

•	A sale process designed only to deliver the highest immediately available price, without consideration of other means of delivering potential greater long-term value, could force the Company to accept an offer that, like the Mihaylo Group’s various proposals, does not reflect the intrinsic value of the Company and its advanced technology and consequently fails to provide appropriate value to all of the Company’s stockholders. While the strategic review is underway, the Special Committee believes that the continued execution of management’s current strategy, including the rollout of the recently released Inter-Tel 5600 and version 2.0 software for the Inter-Tel 5000 family, the forthcoming introduction of the 7000 communications systems, and enhancements to the Company’s portfolio of advanced software applications, is the best course to enhance stockholder value.

•	The Mihaylo Resolution would forestall the members of the Special Committee from considering alternatives to maximize stockholder value, other than a prompt sale of the Company. Requiring the Special Committee to pursue a prompt sale of the Company to the exclusion of other potential strategic alternatives would inappropriately restrict the Board’s ability to discharge its fiduciary duties and use its best business judgment to select what it in good faith believes is the best alternative for the maximization of stockholder value.

•	If the Mihaylo Resolution were adopted, it would undoubtedly create a “fire sale” atmosphere, thereby requiring the Company to negotiate with potential bidders from a position of weakness, and almost certainly result in a reduction of the value that stockholders could obtain in a sale.

•	Although Mr. Mihaylo claims the Mihaylo Resolution would cause the Company’s Board to “establish a process that creates a level playing field for all interested bidders to submit offers for the Company,” a sale process conducted with undue and arbitrary haste, such as the 30-day sale process demanded by the Mihaylo Group as a condition to its August 21, 2006 acquisition proposal, would unfairly and inappropriately favor the Mihaylo Group, which has already been afforded the opportunity for extensive due diligence over a nearly 90 day period, and also has the advantage of Mr. Mihaylo’s knowledge of the Company and its business arising from his more than 36 years of service as the Company’s Chief Executive Officer and current position on the Board.

•	The Mihaylo Resolution is unnecessary since the Special Committee already has in place a strategic review process designed to maximize stockholder value, which should be permitted to run its course under the supervision of the Special Committee’s experienced members, all of whom are independent except for Mr. Stout.

•	If adopted, the Mihaylo Resolution could be further disruptive of and harmful to the Company’s day-to-day operations and would cause uncertainty among the Company’s customers, employees, vendors, and other stakeholders, resulting in potential disruption of the Company’s business to the detriment of the Company’s stockholders.

Finally, the Special Committee believes that the Mihaylo Resolution is simply another step in Mr. Mihaylo’s continuing efforts to gain control of the Company without paying stockholders a premium that reflects the inherent value of the Company. To that end, the Mihaylo proxy statement specifically notes that if

“the Mihaylo Resolution is receiving significant support from the stockholders of the Company, Mr. Mihaylo and Vector may consider calling an additional special meeting of stockholders to remove the entire Inter-Tel Board and elect a slate of new directors.” The Special Committee believes that the interests of all stockholders are best served by the continued execution of the Company’s strategic plan, coupled with the strategic review that it has committed to conduct, and that Mr. Mihaylo’s objective in electing a new slate of directors would be either to facilitate his acquisition of the Company at the lowest possible price or to facilitate the sale of stock he holds in the Company.

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. PLEASE SIGN AND DATE THE ENCLOSED WHITE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE PROMPTLY.

PROPERLY VOTING AND RETURNING THE ENCLOSED WHITE PROXY CARD AUTOMATICALLY REVOKES ANY PROXY PREVIOUSLY SIGNED OR RETURNED BY YOU.

DO NOT RETURN ANY BLUE PROXY CARD SENT TO YOU BY STEVEN G. MIHAYLO AND VECTOR CAPITAL CORPORATION. Even if you previously have voted on the Mihaylo and Vector blue proxy card, you have every legal right to change your vote by executing the WHITE Proxy Card — by telephone, by Internet, or by signing, dating and returning the enclosed WHITE Proxy Card in the postage-paid envelope provided. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE MEETING.

IMPORTANT NOTE

IF YOUR SHARES OF COMMON STOCK ARE REGISTERED IN YOUR OWN NAME, PLEASE VOTE TODAY BY TELEPHONE, BY INTERNET OR BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IF YOUR SHARES OF COMMON STOCK ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, ONLY IT CAN SIGN A WHITE PROXY CARD WITH RESPECT TO YOUR SHARES OF COMMON STOCK AND ONLY UPON RECEIPT OF SPECIFIC INSTRUCTIONS FROM YOU. ACCORDINGLY, YOU SHOULD CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND GIVE INSTRUCTIONS FOR A WHITE PROXY CARD TO BE SIGNED REPRESENTING YOUR SHARES OF COMMON STOCK. THE SPECIAL COMMITTEE URGES YOU TO CONFIRM IN WRITING YOUR INSTRUCTIONS TO THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND TO PROVIDE A COPY OF SUCH INSTRUCTIONS TO THE COMPANY TO THE ATTENTION OF THE CORPORATE SECRETARY AT 1615 S. 52ND STREET, TEMPE, ARIZONA 85281.

IF YOU HAVE ANY QUESTIONS ABOUT VOTING YOUR PROXY OR
REQUIRE ASSISTANCE, PLEASE CONTACT:

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Background

Mr. Mihaylo’s demand for the Special Meeting was made on August 25, 2006, immediately after the Special Committee rejected the Mihaylo Group’s August 21, 2006, offer to acquire the Company, at $23.25 per share. The Mihaylo Group had made a previous offer of $22.50 per share on July 28, 2006, which was also rejected by the Special Committee. Each of these offers is discussed in more detail below.

Mr. Mihaylo founded the Company in 1969 and served as its Chief Executive Officer until February 22, 2006. However, during 2005 the Board raised questions with respect to the strategic direction of the Company under Mr. Mihaylo’s leadership. On July 22, 2005, Mr. Mihaylo resigned as Chairman of the Board and the Board elected Mr. Alexander L. Cappello, who had been elected to the Board at the Company’s 2005 Annual Meeting, to replace Mr. Mihaylo as Chairman. On February 22, 2006, Mr. Mihaylo resigned as Chief

Executive Officer, and the Board appointed Mr. Stout to replace him. Mr. Mihaylo resigned from the Board on March 6, 2006, and was reappointed to the Board, along with the other Mihaylo Directors, on May 6, 2006.

A. The July 28 Offer

On July 28, 2006, Mr. Mihaylo and Vector submitted to the Board a proposal to acquire all of the outstanding shares of the Company, other than those held by Mr. Mihaylo, for a cash price of $22.50 per share (the “July 28 Offer”).

At a meeting held on August 11, 2006, the Special Committee, with the assistance of its financial and legal advisors, determined that the July 28 Offer was inadequate, and subsequently issued the following press release announcing its rejection:

INTER-TEL REJECTS MIHAYLO GROUP’S UNSOLICITED ACQUISITION PROPOSAL

TEMPE, Ariz., August 11, 2006 — Inter-Tel (Delaware), Incorporated (Nasdaq: INTL), today announced that a Special Committee of its Board of Directors, with the assistance of its financial and legal advisors, has rejected as inadequate an unsolicited acquisition proposal from Steven G. Mihaylo and Vector Capital (the “Mihaylo Group”) to purchase all shares of Inter-Tel, other than those held by Mr. Mihaylo, for cash at a price of $22.50 per share.

The Special Committee concluded that the Mihaylo Group’s proposal does not reflect the intrinsic value of Inter-Tel and its advanced technology and consequently fails to provide appropriate value to all Inter-Tel shareholders. The Special Committee believes that the continued execution of management’s current long-term strategy, including the rollout of the exciting new Inter-Tel 5600 and version 2.0 software for the Inter-Tel 5000 family, the forthcoming introduction of the 7000 communications systems, and enhancements to Inter-Tel’s portfolio of advanced software applications represents a superior alternative for enhancing shareholder value. The Special Committee also believes that accepting the Mihaylo Group’s submitted offer, before the company has had the opportunity to fully implement its strategy, would deprive shareholders other than Mr. Mihaylo from realizing Inter-Tel’s intrinsic value, particularly in light of the Company’s significant recent investment in research and development (“R&D”) on these new products, software applications, and solutions.

While the Special Committee has complete confidence in management’s current long-term strategy, the Special Committee is committed to enhancing value for all Inter-Tel shareholders. Consistent with this commitment, Inter-Tel announced that the Special Committee has authorized UBS Investment Bank, the Company’s financial advisor, to review and explore various strategic options for the Company. The Company noted that there can be no assurance that any transaction will result from this effort or as to the terms thereof. The Company does not anticipate disclosure of developments with respect to the strategic review until the review has been completed.

The Special Committee, with the assistance of its financial and legal advisors, carefully considered the proposal from the Mihaylo Group. In making its unanimous decision to reject the proposal, the Committee considered, among other things:

•	The opinion provided by Houlihan Lokey Howard & Zukin financial advisor to the Special Committee;

•	That this is not the appropriate time to sell the company in light of the significant shareholder value expected to be delivered by the Company’s current long-term strategy, including the rollout of version 2.0 software for the Inter-Tel 5000 family of communication systems, the continued rollout of the Inter-Tel 5600 communications system, and the forthcoming introduction of the Inter-Tel 7000 standards-based multimedia business communications platform;

•	The Company’s significant recent investment in R&D to develop and enhance its products;

•	The recent enhancement of Inter-Tel’s call center applications to include multi-media contact center functionality;

•	Enhancements to the company’s presence management and multi-media collaboration applications;

•	The early indications of success with the new Lake products designed for the small office / home office (SOHO) market;

•	The Company’s favorable market position in light of the convergence and consolidation in its industry; and

•	Management’s ability to successfully execute the Company’s current long-term strategy and adapt to changes taking place in the industry.

The Special Committee is comprised of all members of Inter-Tel’s Board of Directors other than Mr. Mihaylo and his two designees on the Board. The Special Committee’s letter to Mr. Mihaylo regarding its determination will be filed with the Securities and Exchange Commission on Form 8-K.

Houlihan Lokey Howard & Zukin is acting as financial advisor to the Special Committee, UBS Investment Bank is acting as financial advisor to Inter-Tel, and Bingham McCutchen LLP is acting as legal advisor to the Special Committee.

###

At the August 11, 2006 meeting of the Special Committee at which the July 28 Offer was considered, Houlihan Lokey Howard & Zukin, financial advisor to the Special Committee, provided its oral opinion (which was confirmed later that day in writing) that the July 28 Offer was inadequate to the Company’s common stockholders from a financial point of view. The opinion letter provided by Houlihan Lokey Howard & Zukin is attached hereto as Appendix A. Houlihan Lokey Howard & Zukin has consented to the use of its opinion and the references to Holihan Lokey Howard & Zukin in this Proxy Statement.

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Following the August 11, 2006 meeting of the Special Committee, Mr. Cappello, the Chairman of the Special Committee, sent the following letter to the Mihaylo Group on behalf of the Special Committee, conveying the Special Committee’s rejection of the July 28 Offer:

[Letterhead of Inter-Tel, Incorporated]

August 11, 2006

Steven G. Mihaylo
Christopher Nicholson
INTL Acquisition Corp.
P.O. Box 19790
Reno, Nevada 89511

Gentlemen:

The Special Committee of the Board of Directors of Inter-Tel (Delaware), Incorporated (the “Company”) has carefully considered, along with our outside advisors, the proposal you have made to acquire the Company for $22.50 per share in cash. As a result of that deliberation, the Special Committee has rejected your proposal and concluded that your proposal is inadequate and is not in the best interests of the Company’s shareholders, other than the Mihaylo Group. As set forth in the attached press release, we believe that Inter-Tel and its shareholders will be best served by the Committee, with the help of its financial advisor and other experts, reviewing and exploring various strategic options for the Company. With all of the access we provided to both you and your advisors and consultants, we were disappointed that the price per share in your proposal remained unchanged from your original proposal.

Over the course of the past few months, the Company has incurred significant costs in responding to your proposals. Moreover, significant management time and attention has been diverted in connection with your proposals, including countless hours providing you with detailed diligence material.

It is time that the Company return its focus to operations and continued implementation of its strategic plan. To that end, we urge you to carefully consider the continuing harm to the Company that could result should you carry forward with your threat to call a Special Meeting to consider a nonbinding precatory resolution to sell the Company in light of, as noted above, the Committee’s decision to explore all options. Continuing to pursue your own personal agenda at significant cost to the Company and distraction of senior management is not in the best interests of the Company.

The Special Committee remains committed to serving the best interests of the Company and all of its shareholders.

Very truly yours,

Alexander L. Cappello
On behalf of the Special Committee

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B.	The August 21 Offer

Ten days later, on August 21, 2006, the Mihaylo Group submitted a letter to the Special Committee proposing to purchase all outstanding shares of the Company, other than those held directly or indirectly by Mr. Mihaylo, with the purchase price for such revised offer increased by 75 cents per share, or approximately 3% (the “August 21 Offer”). The August 21 Offer also had a new requirement — that the Special Committee publicly commit to “commence immediately a sales process designed to result in the prompt sale of the Company” with such sale process to be completed within 30 days. This 30 day requirement was imposed by the Mihaylo Group despite the fact that the Mihaylo Group had originally taken nearly 90 days to complete its due diligence of the Company, and even though it has the advantage of Mr. Mihaylo’s knowledge of the Company and its business arising from his more than 36 years of service as the Company’s Chief Executive Officer and current position on the Board.

At a meeting held on August 25, 2006, the Special Committee, with the assistance of its financial and legal advisors, considered and rejected the August 21 Offer, and subsequently issued the following press release:

INTER-TEL REJECTS REVISED CONDITIONAL PROPOSAL FROM MIHAYLO GROUP
Company to Continue Review of Strategic Options

TEMPE, Ariz., August 25, 2006 — Inter-Tel (Delaware), Incorporated (Nasdaq: INTL), today announced that the Special Committee of its Board of Directors, with the assistance of its financial and legal advisors, has rejected the revised unsolicited acquisition proposal from Steven G. Mihaylo and Vector Capital (the “Mihaylo Group”) to purchase all outstanding shares of Inter-Tel, other than those held by Mr. Mihaylo, for cash at a price of $23.25 per share, which is conditioned on the Special Committee publicly committing to sell the Company to the highest bidder within the next 30 days.

The Committee does not believe the Mihaylo Group’s conditional offer to increase its proposal by 75¢ per share, or approximately 3 percent, is sufficiently attractive to warrant departing from a thorough review of the Company’s strategic options. In addition, the Special Committee rejected the Mihaylo Group’s demand that the Company announce a 30-day sale process because the Committee believes this would unfairly and inappropriately favor the Mihaylo Group, which has already been afforded the opportunity for extensive due diligence.

The Committee noted that, contrary to the Mihaylo Group’s assertion, it is in fact conducting a serious and thorough review of the Company’s strategic options. The Mihaylo Group’s willingness to increase its offer will be further considered as a part of that review process and the Committee or its advisors may wish to have (as they have had in the past) conversations with the Mihaylo Group as part of this review.

The Special Committee believes that the Mihaylo Group’s latest proposal still does not reflect the intrinsic value of Inter-Tel and its advanced technology and consequently fails to provide appropriate value to all Inter-

Tel shareholders. The Special Committee believes that the continued execution of management’s current long-term strategy, including the rollout of the recently released Inter-Tel 5600 and version 2.0 software for the Inter-Tel 5000 family, the forthcoming introduction of the 7000 communications systems, and enhancements to Inter-Tel’s portfolio of advanced software applications, represents a superior alternative for enhancing shareholder value.

The Special Committee also believes that accepting the Mihaylo Group’s revised proposal before the company has had the opportunity to fully implement its strategy would deprive shareholders other than Mr. Mihaylo from realizing Inter-Tel’s intrinsic value, particularly in light of the Company’s significant recent investment in research and development (“R&D”) on these new products, software applications, and solutions.

Working with its outside advisors, the Committee is continuing to proceed with its review of the Company’s strategic options, as previously announced on August 11, 2006. There can be no assurance that any transaction will result from this effort or as to the terms thereof. The Company does not anticipate disclosure of developments with respect to the strategic review until the Committee deems necessary and appropriate.

The Special Committee is comprised of all members of Inter-Tel’s Board of Directors other than Mr. Mihaylo and his two designees on the Board. The Special Committee’s letter to Mr. Mihaylo regarding its determination will be filed with the Securities and Exchange Commission on Form 8-K.

Houlihan Lokey Howard & Zukin is acting as financial advisor to the Special Committee, UBS Investment Bank is acting as financial advisor to Inter-Tel, and Bingham McCutchen LLP is acting as legal advisor to the Special Committee.

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Following the August 25, 2006 meeting of the Special Committee, Mr. Cappello, the Chairman of the Special Committee, sent the following letter to the Mihaylo Group on behalf of the Special Committee, conveying the Special Committee’s rejection of the August 21 Offer:

August 25, 2006

Steven G. Mihaylo
Christopher Nicholson
INTL Acquisition Corp.
P.O. Box 19790
Reno, Nevada 89511

Gentlemen:

The Special Committee of the Board of Directors of Inter-Tel (Delaware), Incorporated (the “Company”), along with its outside advisors, has carefully considered your unsolicited revised proposal, dated August 21, 2006, which proposed to increase your offer to acquire the Company by 75¢ per share to $23.25 per share in cash conditioned on the Special Committee publicly committing to sell the Company to the highest bidder within the next 30 days. We are disappointed that with all the access we provided to you and your advisors and consultants and all the effort and expense incurred by the Company in reviewing and considering your July 28, 2006 proposal, it did not represent your best offer.

The Committee does not believe your conditional “offer” to increase your proposal by approximately 3 percent is sufficiently attractive to warrant departing from a thorough review of its strategic options by announcing a 30 day sale process that would unfairly and inappropriately favor you given the extensive due diligence you have already been afforded. In our view our shareholders’ best interests would best be served by continuing to pursue our current plan, rather than by having the Company be sold at a price that does not reflect the inherent value of Inter-Tel, or by having you dictate a sale process that will only favor you at their expense.

We arrived at our decision to execute the current strategic plan while exploring options to increase shareholder value after extensive review and discussion. For the reasons set forth in our August 11, 2006 press release, we continue to believe that it is a proper and prudent course of action. Contrary to your assertion, the Committee is in fact conducting a serious and thorough review of the Company’s strategic options. Your willingness to increase your offer by approximately 3 percent will be further considered as a part of that review process. Indeed, the Committee or its advisors may wish to have (as we have had in the past) conversations with you or your advisors as part of this review. Let me emphasize that, while that process is underway, the Company and management will continue to implement the Company’s strategic plan so all shareholders can receive the benefits of the Company’s investment in its new products and technologies.

One point on which we appear to be in agreement is that the expense and disruption of your threatened proxy contest would not be beneficial to the Company or its shareholders. If you believe that the Committee members have not made the right decision in deciding to consider its strategic options as opposed to committing to a process that only favors you at the expense of other shareholders, you are free to raise that issue at the next annual meeting.

The Special Committee remains committed to serving the best interests of the Company and all of its shareholders.

Very truly yours,

Alexander L. Cappello,
On behalf of the Special Committee

###

C.	The 2006 Proxy Contest, Settlement Agreement and Prior Events

Activities Prior to 2006 Proxy Contest

Mr. Mihaylo founded the Company in 1969. However, during 2005 the Board raised questions with respect to the strategic direction of the Company under Mr. Mihaylo’s leadership. On July 22, 2005, Mr. Mihaylo resigned as Chairman of the Board and the Board elected Mr. Cappello to replace Mr. Mihaylo as Chairman. On February 22, 2006, Mr. Mihaylo resigned as Chief Executive Officer, and the Board appointed Mr. Stout to replace him. Mr. Mihaylo resigned as a director of the Company on March 6, 2006.

2006 Proxy Contest

Less than five weeks after Mr. Mihaylo resigned as a director of the Company, on April 7, 2006, Mr. Mihaylo submitted to the Board advance notices of director nominations and stockholder business to be brought before the 2006 annual meeting of stockholders (the “2006 Annual Meeting”) stating that he intended to appear at the 2006 Annual Meeting in person or by proxy to, among other things, (i) nominate a slate of three directors for election at the 2006 Annual Meeting, and (ii) introduce at the 2006 Annual Meeting several resolutions to be submitted to the vote of the stockholders, including a resolution urging the Board to arrange for the prompt sale of the Company to the highest bidder and resolutions to repeal recently adopted amendments to the Amended and Restated Bylaws of the Company with respect to stockholders’ ability to call a special meeting and the advance notice provisions. Just three days later, on April 10, 2006, Mr. Mihaylo sent a letter to the Board indicating his interest in meeting with the Board or its advisors to discuss a possible all cash acquisition of the Company. Mr. Mihaylo engaged a proxy solicitation firm and, on April 21, 2006, filed a preliminary proxy statement with the SEC as preparation to engage in a proxy contest with respect to the election of directors of the Company at the 2006 Annual Meeting.

Settlement Agreement

On May 5, 2006, the Company, Mr. Mihaylo and Summit entered into a settlement agreement (the “Settlement Agreement”) to settle the potential proxy contest in connection with the 2006 Annual Meeting. In addition to other provisions, the Settlement Agreement stipulated that the Company would appoint the Mihaylo Directors to the Board, effective May 6, 2006, and the Board would be increased from eight to 11 directors, all of which the Company would nominate and recommend for re-election to the Board at the 2006 Annual Meeting. Mr. Mihaylo would withdraw his proxy solicitation for the 2006 Annual Meeting, including his stockholder proposals, and would vote in favor of the slate of 11 directors nominated by the Company and the other proposals presented by the Company. Mr. Mihaylo and Summit also agreed that, prior to December 31, 2006, other than by evaluating and making a Mihaylo Proposal (as defined below), they will not acquire, offer or propose to acquire, or agree to acquire, any common stock, provided that activities in connection with evaluating and making a Mihaylo Proposal are not subject to this restriction.

The Company agreed to provide promptly to Mr. Mihaylo and his advisors and financing sources, upon reasonable notice, access to the reasonable due diligence information requested in good faith, in order to facilitate the making of an all cash acquisition proposal for all outstanding shares of Common Stock (other than shares beneficially owned by Mr. Mihaylo) accompanied by commitment letters (subject only to customary conditions) of financial institutions of national reputation demonstrating a reasonable certainty of his ability to finance the transaction in its entirety (a “Mihaylo Proposal”).

The Agreement also stipulated that, if the Board determined that the initially submitted Mihaylo Proposal was not in the best interests of the Company’s stockholders (or did not make such determination within 10 business days of submission of the Mihaylo Proposal), then, subject to certain time limitations, upon the request of Mr. Mihaylo (a “Mihaylo Meeting Request”), the Company would promptly call a special meeting of stockholders to vote on the proposals set forth in the Mihaylo Meeting Request, including, without limitation, any proposal urging the Board to arrange for the prompt sale of the Company to the highest bidder (the “Mihaylo Resolution”), and the Company would not contest the calling of the special meeting as to the Mihaylo Resolution but could oppose the Mihaylo Resolution and any other proposals that were included in the Mihaylo Meeting Request.

The Company considered Mr. Mihaylo’s notices and letter and determined to enter into the Settlement Agreement for several reasons, including to avoid a costly and distracting proxy contest, to help ensure stockholder approval for the reincorporation in Delaware, to establish an orderly process to allow Mr. Mihaylo to submit an all cash proposal to acquire the Company that he indicated he intended to submit, and, finally, since the Company has cumulative voting in the election of directors, Mr. Mihaylo, voting alone in a contested election, would have been able to elect at least two of his director nominees.

On June 14, 2006, Mr. Mihaylo and Vector submitted a proposal to the Board to acquire all of the outstanding shares of Common Stock (other than shares beneficially owned by Mr. Mihaylo) for $22.50 per share in cash, which, despite the fact that Mr. Mihaylo had been the Chief Executive Officer of the Company from 1969 until February 22, 2006, was conditioned upon Mr. Mihaylo and Vector conducting additional due diligence on the Company (the “June 14 Offer”).

Counsel to the Special Committee advised the Special Committee that the June 14 Offer did not conform with the requirements provided in the Settlement Agreement because of the requirement in the June 14 Offer for “confirmatory due diligence”. However, on June 28, 2006, Mr. Mihaylo, Summit and the Company entered into the Amendment to Settlement Agreement, pursuant to which the time for Mr. Mihaylo to provide a proposal that qualified as a “Mihaylo Proposal” was extended until July 28, 2006 and Mr. Mihaylo and his advisors and consultants were given additional access to due diligence information regarding the Company, and it was agreed that the Special Committee would not respond to the June 14 Offer.

D.	The Special Committee

The Special Committee was formed in May 2006 concurrently with Mr. Mihaylo’s and the other Mihaylo Directors’ appointment to the Board, in order to avoid any conflicts of interest in connection with

Mr. Mihaylo’s expressed interest in acquiring the Company. The names of the members of the Special Committee and their biographical information are set forth below. As noted elsewhere, all of the members of the Special Committee are independent, except Mr. Stout.

		Position(s) with
Name	Age	Company	Director Since

J. Robert Anderson	69	Director	1997
Alexander L. Cappello	50	Chairman of the Board	2005
Jerry W. Chapman	65	Director	1999
Gary D. Edens	64	Director	1994
Steven E. Karol	51	Director	2006
Robert Rodin	52	Director	2006
Norman Stout	48	Director and CEO	2006
Agnieszka Winkler	60	Director	2005

MR. J. ROBERT ANDERSON has served as one of our directors since February 1997 and currently serves as the Chairman of our Compensation Committee. Mr. Anderson held various positions at Ford Motor Company from 1963 to 1983, serving as President of the Ford Motor Land Development Corporation from 1978 to 1983. He served as Senior Vice President, Chief Financial Officer and as a member of the board of directors of The Firestone Tire and Rubber Company from 1983 to 1989, and as Vice Chairman of Bridgestone/Firestone, Inc. from 1989 through 1991. He most recently served as Vice Chairman, Chief Financial Officer and as a member of the board of directors of the Grumman Corporation from 1991 to 1994. He currently serves on the boards of GenCorp, Inc. and B-G Corp. Mr. Anderson is currently semi-retired, and he is an active leader in various business, civic and philanthropic organizations.

MR. ALEXANDER L. CAPPELLO was elected as one of our directors in the April 2005 annual meeting of shareholders, and to Chairman at the July 2005 Board meeting. Since March 1996, Mr. Cappello has served as the Chairman and Chief Executive Officer of the Cappello Group, Inc., a global boutique merchant bank, which includes Cappello Capital Corp. (member SIPC-NASD). He has over thirty years experience in corporate management & finance, investment banking, merchant banking both in the U.S. and overseas. He is currently or has been a member of the board of directors of several companies and institutions including: University of Southern California (USC) Board of Trustees/ President of the Board of Governors & Alumni Association, RAND Corporation-Center for Middle East Public Policy, Genius Products, Inc. (NASDAQ:GNPI), CytRx Pharmaceuticals, Inc. (NASDAQ: CYTR), and Swiss American Financial & Euro American Financial (Chairman). Mr. Cappello is a member of the Young Presidents’ Organization, where he has served as Chairman of the International Board from 2003-2005. He received a Bachelor of Science degree from the Marshall School of Business at USC in 1977 with honors. He has been a guest lecturer at the USC, UCLA, and Harvard Business Schools and is a contributing author of “The New Investor Relations,” being published by Bloomberg PRESS.

MR. JERRY W. CHAPMAN was elected as one of our directors in December 1999 and previously served as one of our directors from 1989 to 1992. He currently serves as the Chairman of our Audit Committee. As a Certified Public Accountant, he served with a local accounting firm from 1963 through 1969, at which time he joined Ernst & Ernst, a predecessor entity of Ernst & Young LLP. He became a partner of Ernst & Young in 1977 and, until retiring from the firm in 1989, served as engagement partner on a wide variety of audit, assurance and consulting engagements. Additionally, he managed Ernst & Young’s practices in Arizona as well as various offices in the adjoining southwest states from 1980 through 1989. He then operated his own consulting firm through 1992 and joined Arthur Andersen in 1993 as a partner specializing in providing business consulting services. He retired from Arthur Andersen in 1999. Mr. Chapman currently serves on the board of directors of CoBiz Inc., a public company headquartered in Denver, Colorado. Additionally, he provides services for a small number of clients requiring strategic and market-driven services.

MR. GARY D. EDENS has served as one of our directors since October 1994 and currently serves as the Chairman of our Corporate Governance and Nominating Committee. He was an executive with Southern Broadcasting Company 1968-1982, Harte-Hanks Radio, Inc, chief executive officer, 1982-1984, and Edens

Broadcasting, Inc., chairman and chief executive officer 1984-1994. Mr. Edens has served on a number of corporate boards, such as Great Western Bank and Citibank (Arizona), as well as holding leadership positions on the Radio Advertising Board, National Radio Broadcasters Association and Young Presidents’ Organization. In 1998 he was chairman of the annual international financial seminar for Chief Executives Organization and World Presidents’ Organization. Since 1994, he has been president of The Hanover Companies, Inc., a private investment firm. He holds a B.S. Degree in Business Administration from the University of North Carolina at Chapel Hill. In 2005 he participated in continuing education for directors at Harvard Business School.

MR. STEVEN E. KAROL was elected as one of our directors in February 2006. Mr. Karol is founder, Managing Partner, and Chairman of HMK Enterprises, Inc. and Watermill Group, which consists of Watermill Ventures and Watermill Advisors. He has been an investor, operator, and advisor for almost thirty years. Through HMK and Watermill, he has owned and operated close to 50 companies and has built both into enterprises with over $1 billion in revenue on several occasions. Mr. Karol serves on several corporate boards including: Mooney Aircraft Company (OTC:MNYG.OB) (Chairman), StockerYale (NASDAQ: STKR), and J. Walter Company. He is also on several not-for-profit boards, including the Tufts University Board of Overseers for the School of Engineering (Chairman), the Vermont Academy Board of Trustees (Chairman), and The Brain Tumor Society (Chairman of Strategic Planning). He is a former International President of the Young Presidents’ Organization where he held many positions throughout his twenty-six year relationship with the organization. He is a former trustee of the Boston Ballet and a former overseer of the Boston Symphony Orchestra. Mr. Karol received his Bachelor of Science degree from Tufts University in 1976. He completed the President’s Program of Leadership at the Graduate School of Business Administration at Harvard University in 1997.

MR. ROBERT RODIN who was elected as one of our directors in February 2006, is currently the Chairman and CEO of RDN Group; strategic advisors focused on corporate transitions, customer interface, sales and marketing, and supply chain management. Previously, Mr. Rodin was Chairman and CEO of eConnections, a provider of extended supply chain intelligence solutions, which he founded in 1999. From 1991 to 1999, he served as the CEO of Marshall Industries (NYSE:MI), a $1.8 billion industrial electronics distributor and supply chain management company. Marshall Industries was recognized as the “World’s Number One Business to Business Website”, by Advertising Age Magazine and Information Week Magazine highlighted Marshall Industries as the “World’s Number One Company in the Use of Technology”, Additionally, CIO Magazine recognized Mr. Rodin as one of the “Top 100 Leaders for the New Millennium”. Following the sale of Marshall to Avnet (NYSE:AVT) in 1999, Mr. Rodin served as president of global supply chain management and electronic commerce solutions and as a member of the Avnet Global Managing Board. Mr. Rodin currently serves as director of Napster (NASDAQ: NAPS), director and Vice Chairman of CommerceNet and director of SM&A (NASDAQ: WINS). Mr. Rodin’s best selling book, “Free, Perfect and Now: Connecting to the Three Insatiable Customer Demands”, chronicles the radical transformation of Marshall Industries. The changes he led have been taught as case studies at Harvard Business School, Columbia, USC, MIT, and Stanford University.

MR. NORMAN STOUT was appointed Chief Executive Officer and a member of Inter-Tel’s Board of Directors on February 22, 2006. He began his tenure at Inter-Tel in 1994 as a director. Four years later, he resigned from the board and joined Inter-Tel as executive vice president, chief administrative officer and president of Inter-Tel Software and Services. Prior to joining Inter-Tel, Mr. Stout was Chief Operating Officer of Oldcastle Architectural Products and since 1996, Mr. Stout also had served as President of Oldcastle Architectural West. Mr. Stout held previous positions as President of Superlite Block; Chief Financial Officer and Chief Executive Officer (successively) of Boorhem-Fields, Inc. of Dallas, Texas; and as a Certified Public Accountant with Coopers & Lybrand. He currently serves on the board of directors of Hypercom Corporation, a public company headquartered in Phoenix, Arizona. Mr. Stout holds a Bachelor of Business Administration degree in Accounting from Texas A&M and an MBA from the University of Texas.

MS. AGNIESZKA WINKLER was elected as one of our directors in the April 2005 annual meeting of shareholders. Ms. Winkler was the founder, Chairman and CEO of two companies, Winkler Advertising, founded in 1984, and TeamToolz, Inc., founded in 1999, both of which were acquired. She is currently founder and Chairman of The Winkler Group, a management consultancy specializing in marketing efficiency and effectiveness for Fortune 1000 companies. She has served on the board of directors of two NASDAQ companies, SuperCuts and RenoAir, and currently serves on the board of directors of IP Locks, Inc. and the Board of Trustees of Santa Clara University. In addition, she has served on the boards of numerous professional and civic institutions throughout her career and currently sits on the boards of the Committee of 200 Foundation and the Western Folklife Center. Winkler has a BA and an MA and received an MBA from Santa Clara University in 1981. A frequent keynote speaker on the subjects of marketing and branding at industry meetings globally, she is also the author of Warp Speed Branding: The Impact of Technology on Marketing, published by Wiley in the US, China and Turkey.

Voting of Proxies

The only class of the Company’s capital stock currently outstanding is its common stock. Shares of the common stock represented by all properly executed proxies received in time for the scheduled meeting will be voted in accordance with the choices specified in the proxies. If multiple proxies are received with respect to the same shares, the latest dated proxy will be voted with respect to those shares. See “Revocability of Proxy” below.

In the event that a quorum is not present at the time the Special Meeting is convened, the stockholders entitled to vote at the meeting, present in person or represented by proxy, will have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting. If the Company proposes to adjourn the meeting by a vote of stockholders, the persons named in the enclosed form of proxy will vote all shares of stock for which they have voting authority in favor of such adjournment. If a quorum is not present, in person or by proxy, the Company may elect to terminate the meeting and the Mihaylo Resolution will be deemed to have not been approved. The Company has not been notified of any other matter subject to stockholder vote to be proposed and voted upon at the Special Meeting, and, consequently, no matters other than the Mihaylo Resolution will be brought to a vote at the Special Meeting.

Voting Rights

Holders of shares of the Company’s common stock at the close of business on August 28, 2006, the Record Date, are entitled to notice of, and to vote at, the Special Meeting, provided that only shares that remain issued and outstanding as of the date of the Special Meeting will be entitled to vote, in person or by proxy, at the meeting. As of August 28, 2006, 26,686,491 shares of the Company’s common stock were outstanding. Each share of common stock outstanding on the Record Date is entitled to one vote on the Mihaylo Resolution. The presence, in person or by proxy, of stockholders representing at least a majority of the issued and outstanding stock entitled to vote constitutes a quorum for the transaction of business at the meeting. The Mihaylo Resolution is a precatory resolution and is non-binding on the Board.

Under Delaware law and our bylaws, the vote of the majority of the stock having voting power present in person or represented by proxy at the Special Meeting shall be the act of the stockholders. As a result, the fact that you abstain and do not vote in favor of the Mihaylo Resolution will have the same effect as if you had voted against the Mihaylo Resolution.

Solicitation of Proxies

The costs of this solicitation by the Special Committee will be borne by the Company. Proxy solicitations will be made by mail. They also may be made by personal interview, telephone, facsimile transmission, and telegram or the Internet. We expect the total cost of this solicitation to be approximately $600,000. The Special Committee has engaged Innisfree M&A Incorporated, a proxy solicitation firm, to solicit votes for a solicitation fee of $250,000, plus reasonable out-of-pocket expenses. Innisfree expects it will employ approximately 50 persons in the solicitation. Total expenditures by the Company in connection with this solicitation prior to the date of this Proxy Statement have been approximately $200,000.

Multiple Stockholders Sharing One Address

In some instances, we may deliver to multiple stockholders sharing a common address only one copy of this proxy statement and its attachments. If requested by phone or in writing, we will promptly provide a separate copy of the proxy statement and its attachments to a stockholder sharing an address with another stockholder. Requests by phone should be directed to our Corporate Secretary at (480) 449-8900, or to Innisfree M&A Incorporated at (888) 750-5834 (Stockholders call toll free) or (212) 750-5833 (Banks and Brokers call collect), and requests in writing should be sent to Inter-Tel (Delaware), Incorporated, Attention: Corporate Secretary, 1615 S. 52nd Street, Tempe, Arizona 85281. Stockholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the annual meeting of the Company for the fiscal year ending December 31, 2006 must be received by the Company no later than January 10, 2007, in order to be included in the proxy statement and form of proxy relating to such meeting.

SEC rules also establish a different deadline for submission of stockholder proposals that are not intended to be included in the Company’s proxy statement with respect to discretionary voting. If a stockholder gives notice of such a proposal after the discretionary vote deadline, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Company’s year 2007 Annual Meeting. The discretionary vote deadline for the 2007 Annual Meeting is April 1, 2007, 45 calendar days prior to the anniversary of the mailing date of the Company’s annual meeting proxy statement.

Revocability of Proxy

The giving of the enclosed proxy does not preclude the right to vote in person should the stockholder giving the proxy so desire. A proxy may be revoked at any time prior to its exercise by delivering a written statement to the Company’s Secretary that the proxy is revoked, by presenting a later-dated proxy, or by attending the Special Meeting and voting in person.

Additional Materials

A form of proxy is included with the mailing of this proxy statement. A copy of the Company’s Annual Report to Stockholders on Form 10-K, as amended on Form 10-K/A, each as filed with the Securities and Exchange Commission, which includes the Company’s audited financial statements for the year ended December 31, 2005, as well as the Company’s most recent Form 10-Q dated August 9, 2006, will be furnished without charge to beneficial owners of shares or stockholders of record as of the Record Date upon request to our Corporate Secretary at (480) 449-8900, or to Innisfree M&A Incorporated at (888) 750-5834 (Shareholders call toll free) or (212) 750-5833 (Banks and Brokers call collect), and requests in writing should be sent to Inter-Tel (Delaware), Incorporated, Attention: Corporate Secretary, 1615 S. 52nd Street, Tempe, Arizona 85281.

Other Matters To Be Considered At The Meeting

Pursuant to Sections 2.3 and 2.5 of the Company’s By-laws, the business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice of the meeting. The Special Committee is not aware at the present time of any other matter which is scheduled to be voted upon by stockholders at the Special Meeting. However, if any other matter properly comes before the Special Meeting, the proxies will vote all proxies held by them in accordance with their best judgment with respect to each such matter.

Stockholders will have no appraisal or similar rights with respect to the Mihaylo Resolution.

Beneficial Ownership of Capital Stock by Directors and Management

As of August 28, 2006, the Company had 26,686,491 issued and outstanding shares. The following table presents information regarding the beneficial ownership of the Company’s capital stock as of August 28, 2006: (a) each director and nominee for director of the Company who owned shares as of such date, (b) each of the Named Executive Officers (defined below), (c) all directors and executive officers of the Company as a group and (d) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock. The beneficial owners named have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

Shares of Common Stock Beneficially Owned

	Owned
	Excluding	Right to	Total Number		Percent
Name	Stock Options	Acquire(2)	of Shares(1)		of Total(3)

J. Robert Anderson	20,000	35,000	55,000		*
Alexander L. Cappello	—	15,000	15,000		*
Jerry W. Chapman	4,069	35,000	39,069	(4)	*
Gary D. Edens	19,792	35,000	54,792		*
Steven E. Karol	—	7,500	7,500		*
Dr. Anil K. Puri	—	—	—		*
Robert Rodin	—	7,500	7,500		*
Kenneth L. Urish	—	—	—		*
Agnieszka Winkler	—	15,000	15,000		*
Norman Stout	18,861	380,333	399,194	(5)	1.4
Craig W. Rauchle	5,898	289,395	295,293		1.1
Jeffrey T. Ford	63,672	134,000	197,672	(6)	*
Kurt R. Kneip	25,078	41,500	66,578	(7)	*
Steven G. Mihaylo	5,179,498	—	5,179,498		18.7

P.O Box 19790,
Reno, NV 89511
All directors and executive officers as a group (14 persons)	5,336,868	995,228	6,332,096		22.9

*	Less than 1%.

(1)	Determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Under this rule, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the Record Date (August 28, 2006) upon the exercise of options. Each beneficial owner’s percentage ownership is determined by assuming that all options held by such person (but not those held by any other person) that are exercisable within 60 days from the Record Date have been exercised. All persons named in the table have sole voting and investment power with respect to all shares issuable pursuant to stock options. Unless otherwise noted in subsequent footnotes to this table, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(2)	Shares that can be acquired through stock options vested through August 28, 2006, or within 60 days of that date.

(3)	Determined by dividing total number of shares by the sum of the total consolidated outstanding shares on the Record Date of 26,686,491 plus 995,228 shares that can be acquired through stock options as identified in note (2) above.

(4)	With respect to 4,069 of these shares, Mr. Chapman shares voting and investment power with his spouse.

(5)	With respect to 18,861 of these shares, Mr. Stout shares voting and investment power with his spouse.

(6)	With respect to 62,417 of these shares, Mr. Ford shares voting and investment power with his spouse.

(7)	With respect to 20,000 of these shares, Mr. Kneip shares voting and investment power with his spouse.

Forward-Looking Statements

This proxy solicitation and accompanying materials contain forward-looking statements. All statements other than statements of historical fact may be forward-looking statements. These include statements concerning the anticipated impact on stockholder value of the Company’s long term strategy; the timing and impact on stockholder value of new product announcements, releases and enhancements; the results of prior and continued investment in research and development; the effect on the Company of convergence and consolidation trends in the industry; and the ability of management to execute the Company’s strategy and adapt to changes in the industry. Such statements are based on current assumptions that involve risks and uncertainties which could cause the actual results, performance, or achievements of the Company to be materially different from those described in such statements, including, market acceptance of new and existing products, software and services; dependence on continued new product development; product defects; timely and successful hiring and retention of employees; retention of existing dealers and customers; industry, competitive and technological changes; general market and economic conditions; the composition, product and channel mixes, timing and size of orders from and shipments to major customers; price and product competition; and availability of inventory from vendors and suppliers. For a further list and description of such risks and uncertainties, please see the risk factors contained in the Company’s Form 10-K, as amended on Form 10-K/A, each as filed with the SEC, other subsequently filed current and periodic reports, and the Company’s most recent Form 10-Q dated August 9, 2006. Inter-Tel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Forward-looking statements may be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” anticipate,” “believe,” “estimate,” “predict,” “intend,” and “continue,” or the negative of these terms, and include the assumptions that underlie such statements. The Company’s actual results could differ materially from those expressed or implied in these forward-looking statements as a result of various risks and uncertainties.

There can be no assurance that any transaction will result from the Special Committee’s strategic review or as to the terms thereof. As has already been publicly stated, the Special Committee or its advisors may wish to have additional conversations with the Mihaylo Group or its advisors as part of this review. The Company does not anticipate disclosure of developments with respect to the strategic review until the Special Committee deems necessary and appropriate.

THE COMPANY STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THIS PROXY STATEMENT AND OTHER PROXY MATERIALS THAT ARE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE COMPANY WILL PROVIDE COPIES OF THIS DEFINITIVE PROXY STATEMENT, AS WELL AS COPIES OF ANY DOCUMENTS INCORPORATED HEREIN BY REFERENCE, WITHOUT CHARGE, UPON REQUEST. REQUESTS FOR COPIES OF PROXY MATERIALS OR DOCUMENTS INCORPORATED BY REFERENCE SHOULD BE DIRECTED TO OUR CORPORATE SECRETARY AT (480) 449-8900, OR TO INNISFREE M&A INCORPORATED AT (888) 750-5834 (STOCKHOLDERS CALL TOLL FREE) OR (212) 750-5833 (BANKS AND BROKERS CALL COLLECT), AND REQUESTS IN WRITING SHOULD BE SENT TO INTER-TEL (DELAWARE), INCORPORATED, ATTENTION: CORPORATE SECRETARY, 1615 S. 52ND STREET, TEMPE, ARIZONA 85281.

September 19, 2006          INTER-TEL (DELAWARE), INCORPORATED

IF YOU HAVE ANY QUESTIONS OR REQUIRE ASSISTANCE,
PLEASE CONTACT:

INNISFREE M&A INCORPORATED
Stockholders Call Toll Free: (888) 750-5834
Banks and Brokers Call Collect: (212) 750-5833

APPENDIX A

[LETTERHEAD OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC]

August 11, 2006
The Special Committee of the Board of Directors of Inter-Tel, Incorporated
1615 5. 52nd Street
Tempe, Arizona 85281

Dear Members of the Special Committee:

We understand that an affiliate of Steven G. Mihaylo (“Mihaylo”), the former Chairman and Chief Executive Officer and largest shareholder of Inter-Tel, Incorporated (the “Company”), together with Vector Capital Corporation (“Vector”) have formed INTL Acquisition Corp. (“IAC”) and IAC has presented to the Board of Directors of the Company a written offer (the “Offer”) to acquire all of the outstanding common stock of the Company (other than the shares beneficially owned by IAC) (the “Proposed Acquisition”) pursuant to a merger agreement to be negotiated whereby IAC or a direct or indirect wholly-owned subsidiary of IAC would be merged with and into the Company and all of outstanding common stock of the Company (other than the shares beneficially owned by IAC) would be converted into the right to receive $22.50 per share in cash (the “Proposed Merger Consideration”). Such proposed transaction is referred to herein as the “Proposed Transaction”.

We understand that, in connection with the Proposed Acquisition, IAC has received equity commitments from (i) Mihaylo to contribute to IAC or a wholly-owned subsidiary of IAC certain shares of Company common stock beneficially owned by Mihaylo and (ii) Vector to provide to IAC or a wholly-owned subsidiary of IAC $96,400,000 of equity financing (collectively, the “Equity Commitments”).

We understand that, in connection with the Proposed Acquisition, IAC has received debt- financing commitments from Deutsche Bank Trust Company Americas, Deutsche Bank Securities, Inc., Royal Bank of Canada and RBC Capital Markets to provide certain credit facilities including (i) a first- lien term loan facility in an aggregate principal amount of up to $200,000,000, (ii) a $30,000,000 revolving credit facility and (iii) a second-lien term loan facility in an aggregate principal amount of up to $100,000,000 (collectively, the “Financing Commitments”).

You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Special Committee of the Board of Directors of the Company (the “Special Committee”) as to fairness or inadequacy, as appropriate, from a financial point of view, as of the date hereof, of the Proposed Merger Consideration to be received by the common stockholders of the Company (other than IAC and its affiliates) in connection with the Proposed Transaction.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we:

1. reviewed the Company’s annual reports to shareholders on Form 10-K for the fiscal years ended December 31, 2005, 2004 and 2003, quarterly reports on Form 10-Q for the quarters ended June 30 and March 31, 2006 and September 30 and June 30, 2005 and Proxy Statement on Form 14A, dated May 10, 2006;

2. spoke with certain members of the management of the Company regarding the operations, financial condition, future prospects and projected operations and performance of the Company and regarding the Proposed Transaction, and spoken with representatives of the Company’s financial advisors and counsel and with the Special Committee’s counsel regarding the Company, the Proposed Transaction, and related matters;

3. reviewed the following agreements and documents in connection with the Proposed Transaction:

a. the Offer;

b. the Equity Commitments; and

c. the Financing Commitments.

4. reviewed forecasts and projections prepared by the Company’s management with respect to the Company;

5. reviewed the historical market prices and trading volume for the Company’s publicly traded securities for the past one year;

6. reviewed certain other publicly available financial data for certain companies that we deemed relevant and publicly available transaction prices and premiums paid in other change of control transactions that we deemed relevant for companies in industries related to the Company; and

7. conducted such other financial studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information (including, without limitation, the financial forecasts and projections) furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, we have relied upon and assumed, without independent verification, that the financial forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial results and condition of the Company, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements provided to us, and that there is no information or facts that would make the information reviewed by us incomplete or misleading.

Furthermore, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company, nor were we provided with any such appraisal or evaluation. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof. Subsequent events that could materially affect the conclusions set forth in this Opinion include, without limitation, adverse changes in industry performance or market conditions; changes to the business, financial condition and results of operations of the Company; and changes in the terns of the Proposed Transaction.

This Opinion is furnished for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to any security holder as to how such security holder should vote with respect to the Proposed Transaction. This Opinion may not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any references to Houlihan Lokey, HLHZ (as defined below) or any of its affiliates be made by the Company or any of its affiliates, or any other recipient of this Opinion, without the prior written consent of Houlihan Lokey.

We advise you that Houlihan Lokey, was retained to act as financial advisor and investment banker to the Special Committee in connection with evaluating certain potential transactions by the Company, including in connection with certain aspects of the Proposed Transaction. The Company will pay Houlihan Lokey a fee for providing this Opinion, which is not contingent upon the consummation of the Proposed Transaction. The Company has agreed to reimburse us for expenses and indemnify us against certain liabilities and expenses.

We have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Company, its security holders or any other party whether to proceed with or effect the Proposed Transaction, (ii) the fairness or inadequacy of any portion or aspect of the Proposed Transaction not expressly addressed in this Opinion, (iii) the fairness or inadequacy of any portion or aspect of the Proposed Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or any other party other than those set forth in this Opinion, (iv) the relative merits of the Proposed Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage, or (v) the tax or legal consequences of the Proposed Transaction to either the Company or its security holders, or any other party. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Proposed Merger Consideration that would be received by the common stockholders of the Company (other than IAC and its affiliates) in connection with the Proposed Transaction is inadequate to such common stockholders from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISERS, INC.

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED ▼

Inter-Tel (Delaware), Incorporated

REVOCABLE PROXY

For Special Meeting of Stockholders on October 24, 2006
This Proxy is solicited on behalf of the Special Committee of the Board of Directors (the “Special
Committee”) of Inter-Tel (Delaware), Incorporated (the “Company”).

The undersigned appoints Alexander L. Cappello and Norman Stout with full powers of substitution, to act as attorney and proxy for the undersigned to vote, as designated on this proxy, all shares of the Common Stock of the Company which the undersigned is entitled to vote at the Company’s Special Meeting of Stockholders to be held on October 24, 2006, at 10:00 A.M. local time, at the offices of Snell & Wilmer, One Arizona Center, 400 E. Van Buren Street, 19th Floor Conference Room, Phoenix, Arizona 85004, and at any adjournment or postponement thereof, in the manner indicated.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF YOU SIGN WITHOUT OTHERWISE MARKING THE FORM, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE SPECIAL COMMITTEE AND IN THE DISCRETION OF THE APPOINTED PROXIES ON ANY OTHER MATTERS THAT MAY COME BEFORE THE SPECIAL MEETING. AT THE PRESENT TIME, THE SPECIAL COMMITTEE KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE SPECIAL MEETING.

INTER-TEL (DELAWARE), INCORPORATED
YOUR VOTE IS IMPORTANT
Please take a moment now to vote your shares of Inter-Tel (Delaware), Incorporated common stock for the upcoming Special Meeting of Stockholders.
YOU CAN VOTE TODAY IN ONE OF THREE WAYS:
1.	Vote by Telephone – Call toll-free from the U.S. or Canada at 1-866-849-9670, on a touch-tone telephone. If outside the U.S. or Canada, call 1-215-521-1347. Please follow the simple instructions provided. You will be required to provide the unique control number shown below.
OR
2.	Vote by Internet – Please access https://www.proxyvotenow.com/intl, and follow the simple instructions provided. Please note you must type an “s” after http. You will be required to provide the unique control number shown below.

CONTROL NUMBER:

You may vote by telephone or Internet 24 hours a day, 7 days a week.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had executed a proxy card.

OR
3.	Vote by Mail – If you do not have access to a touch-tone telephone or to the Internet, please sign, date and return the proxy card in the envelope provided, or mail to: Inter-Tel (Delaware), Incorporated, c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.
‚ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED ‚

THE SPECIAL COMMITTEE RECOMMENDS A VOTE AGAINST THE PROPOSAL
     PROPOSAL 1: “RESOLVED, that the stockholders of Inter-Tel (Delaware), Incorporated (“Inter-Tel”) urge the Inter-Tel Board of Directors to arrange for the prompt sale of Inter-Tel to the highest bidder.”
☐ AGAINST            ☐ FOR            ☐ ABSTAIN
Date:                     , 2006

Signature

Signature

Title(s)
Please sign exactly as your name appears hereon. Where stock is registered jointly, all owners must sign. Corporate owners should sign full corporate name by an authorized person. Executors, administrators, trustees or guardians should indicate their status when signing.
PLEASE DATE AND SIGN THIS PROXY BEFORE RETURNING IT IN THE ENVELOPE PROVIDED